Exhibit 99
BREEZE-EASTERN
A DIVISION OF
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
TransTechnology Corporation
Phone: 908/206-3700
BREEZE-EASTERN AWARDED NAVY REPAIR AND OVERHAUL CONTRACT

UNION, N.J., December 27, 2005 (BUSINESS WIRE) — The Naval Inventory Control Point, Philadelphia, has announced that Breeze-Eastern, a division of TransTechnology Corporation (OTC:TTLG), has been awarded a contract for repair and overhaul of nine types of rescue hoists, cargo hooks, and other items used in support of H-3 and H-53 helicopters.
The initial contract is valued at $9.6 million and contains options, which, if exercised, will bring the total cumulative value to over $15 million. All of the work involved under the contract will be performed at the company’s facility in Union, N.J., and is expected to be completed by December 2008.
“This contract represents a continuation in the ever-growing relationship between Breeze-Eastern and the US Navy. Our goal is to keep the Navy operational and mission-ready with respect to all Breeze-Eastern products,” stated Robert L.G. White, President and CEO of TransTechnology Corporation.
TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $62.9 million in the fiscal year ended March 31, 2005.

Breeze-Eastern Press Release December 27, 2005	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, the company’s inability to consummate a recapitalization transaction or transactions; the company’s unwillingness to consummate such transaction or transactions on proposed terms or on terms that the company deems to be commercially reasonable; additional equity financing may result in dilution to the company’s existing stockholders; the company could be forced to reduce or delay capital expenditures and acquisitions or sell assets or downsize or restructure its operations if it fails to obtain sufficient additional capital or refinance; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and the Form 10-Q for the second quarter ended September 25, 2005.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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